Exhibit 99.1

LINCARE HOLDINGS INC.

2009 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose of the Plan. The purpose of the Lincare Holdings Inc. Employee Stock Purchase Plan (the “Plan”), is to provide employees of Lincare Holdings Inc. (the “Company”) and its subsidiaries with an opportunity to acquire an ownership interest in the Company through the purchase of shares of common stock (par value $0.01 per share) of the Company (the “shares”) pursuant to a plan qualifying for treatment under Section 421(a) of the Code. The Plan is intended to comply with the provisions of Section 423 of the Code and shall be administered, interpreted and construed accordingly, although the Company assumes no obligation for, and makes no representations as to the Plan meeting, such qualification. For purposes of this Plan, “Code” means the Internal Revenue Code of 1986, as amended.

2. Employees Eligible to Participate. Any person, including officers (as such term is defined in Rule 16a-1 (f) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), who is in the employment of the Company or any of its subsidiaries during an Offering Period (as defined and described below) is eligible to participate in the Plan; provided, however, that the Committee shall have the authority, in its sole discretion (but in all events consistent with the provisions of Section 423 of the Code) to establish from time to time the eligibility requirements with respect to such employees’ participation in the Plan. Notwithstanding any provisions of the Plan to the contrary, no employee shall be granted a right to purchase shares under the Plan:

(a) if, immediately after the grant, such employee would own shares (including stock ownership attributed to the employee under Section 424(d) of the Code), and/or hold outstanding rights to purchase shares, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or its parent or any subsidiary corporation; or

(b) which permits his or her rights to purchase stock under all employee stock purchase plans of the Company (or of a parent or any subsidiary) to accrue at a rate which exceeds $25,000 of fair market value of the stock (determined at the time such right to purchase is granted) for each calendar year in which such right to purchase is outstanding at any time, determined in accordance with Section 423(b)(8) of the Code; or

(c) which is exercisable more than 27 months after the date such right to purchase is granted.

3. Offering Periods. Subject to change or modification at any time and from time to time by the Employee Stock Purchase Plan Committee (the “Committee”), there will be four (4) offering periods-December 1 through February 28 (or February 29, as the case may be), March 1 through May 31, June 1 through August 31 and September 1 through November 30-for each twelve (12) month period during the term of the Plan (an “Offering Period”). The last day of each Offering Period shall be referred to herein as an “Offering Date.” Except for the limitation contained in Section 5(a) of the Plan and limitations which the Committee may impose from time to time in its discretion on the number of shares for which each eligible employee may subscribe, there shall be no limit on the aggregate number of shares for which subscriptions may be made during any particular Offering Period. The right of an eligible employee to subscribe for shares under the Plan during an Offering Period shall accrue on the Offering Date preceding the first day of such Offering Period, but subject to the continuing eligibility requirements of the Plan.

4. Price and Methods of Purchase. All matters regarding the purchase price of the shares and method of purchase of the shares under this Plan shall be conducted so as to at all times comply with the provisions of the Rules promulgated under the Exchange Act. Unless a higher purchase price is otherwise necessary in order to comply with the foregoing, the purchase price per share on any Offering Date shall be the lesser of (i) 85% of the fair market value of the Company’s common stock as of the immediately preceding Offering Date, or (ii) 85% of the fair market value of the Company’s common stock as of the current Offering Date. For purposes of paragraph 4, “fair market value” of a share as of a particular date shall mean, (i) if shares are then listed on a national stock exchange, the closing price per share on the exchange for the last preceding date on which there was a sale of shares on such exchange, as determined by the Committee, (ii) if shares are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the closing “bid” and “ask” prices for such shares in such market for the last preceding date on which there was a sale of such shares in such market, as determined by the Committee, or (iii) if shares are not then listed on a national stock exchange or traded on an over-the-counter market, then such value as determined by the Committee in good faith and based on all relevant factors, provided that where such shares are so listed or traded, the Committee may make discretionary determinations where the shares have not been traded for 10 trading days.

5. Number of Shares Available for Purchase. The Committee shall have the authority, in its sole discretion, to establish from time to time a minimum and/or maximum number of shares which eligible employees are allowed to purchase under the Plan during any given Offering Period; provided, however, that in no event shall an aggregate number of shares greater than 700,000 be issued under the Plan; and provided further, that the maximum number of shares an employee shall be permitted to purchase in any Plan Year shall be an amount equal to (i) 10% of such employee’s base salary on the last day of the immediately preceding Plan Year, or, if the employee is not employed on such date, then employee’s base salary on the date the employee commences employment with the Company, divided by (ii) the fair market value of a share of Company common stock as of the last day of the immediately preceding Plan Year. For purposes hereof, “Plan Year” means the 12-month period running from December 1 to November 30.

6. Participation and Payment.

(a) An eligible employee may become a participant in any Offering Period by completing and delivering a Payroll Deduction Authorization at least 20 days prior to the end of the payroll period for which the employee desires such election to be effective; provided, however, that an employee who previously has participated in the Plan and has terminated such participation shall be ineligible to participate again until the first Offering Period that begins at least six months from the date of such termination of participation. The Payroll Deduction Authorization Form shall state the percentage of the employee’s base compensation that he or she desires to have withheld. Notwithstanding the foregoing, any amounts of salary or wages deferred by the Employee for the purpose of purchasing stock under the Plan shall be subject to all income tax, social security and other withholdings under state and federal law.

(b) The designated percentage of compensation shall be withheld by the Company for such pay period and for each succeeding pay period until the employee submits a Payroll Deduction Authorization Form changing such election. Changes to the percentage of compensation to be withheld may be made at any time, but not more frequently than 4 times per year; provided, however, that regardless of the number of changes previously made, an employee may discontinue participation in the Plan at any time, as provided in Section 7.

(c) The Company will credit the amounts deducted from the participant’s compensation for each participant’s account. On each Offering Date, the Company will use the amounts accumulated to issue shares for the benefit of the participants. Such shares shall be held by an agent designated by the Company. No interest will be paid on any funds withheld from the participant under any circumstances. Once funds have been withheld from the participant’s compensation, the participant shall have no right to obtain the release of such funds, except upon termination of participation in the Plan.

(d) Shares purchased shall be allocated to the individual accounts established by the Company’s agent for participants in proportion to the respective amounts withheld for participants’ accounts. Allocations shall be made in whole shares.

7. Termination of Participation in Plan.

(a) A participant may terminate his or her participation in the Plan at any time by delivering to the Company written notice terminating his or her payroll deduction authorization, which will become effective as soon as practicable after receipt.

(b) Participation in the Plan and payroll deduction authorizations terminate automatically without notice upon death or other termination of employment with the Company. Any funds submitted in payment for shares prior to termination of participation in the Plan shall be promptly returned to the participant.

8. Delivery of Certificates Representing Shares.

(a) Periodically throughout the operation of the Plan (but in no event less than quarterly), the Company shall cause the agent designated by it to prepare and deliver to each participating employee a statement with respect to the employee’s account activity in the Plan. All shares purchased under the Plan shall be held in street name by the Company or its designee for the benefit of the employees. Alternatively, the Committee may, in its sole discretion, from time to time direct that certificates representing the purchased shares be issued in the purchasing employee’s name and delivered to the employee. In the event the Plan is terminated for any reason, the Company shall cause certificates to be issued in the name(s) of the employees holding shares in the Plan with respect to such shares held. In the event of termination for any reason of the employment of an employee participant of the Plan, the Company shall cause to be issued to such employee, one or more certificates representing the Company shares owned by such terminated employee held in street name on behalf of such terminated employee, if any.

(b) Notwithstanding any other provision of this Plan, shares purchased hereunder must be held by participating employees for a minimum of one year from the date of purchase. The Company or its designee may require appropriate legends or stop orders to enforce such restriction.

9. Employees’ Rights as Stockholders. No participating employee shall have any right as a stockholder until he or she becomes a record or beneficial owner of the shares purchased under the Plan. No adjustment shall be made for dividends or other rights for which the record date is prior to such date.

10. Termination of Employment. An employee whose employment is terminated for any reason shall have no right to purchase shares or otherwise participate in the Plan after the date of termination. No shares may be issued to any person who is not an employee on the date the shares are issued. Any funds submitted in payment for shares that may not be issued as a result of non-employee status shall be promptly returned to the subscriber.

11. Rights Not Transferable. The right of an employee to participate in the Plan shall not be transferable by an employee nor be exercisable after death, by his or her personal representative or anyone else, or during his or her lifetime by any person other than the employee.

12. Dividend. Recapitalization. Etc. If shares are distributed by the Company as a stock dividend or pursuant to a stock split, combination, or exchange of shares of the Company’s common stock, or other increase or decrease in the number of the outstanding shares without receipt by the Company of consideration:

(a) the aggregate number of shares which shall thereafter be available under the Plan shall be equitably and appropriately adjusted; and

(b) the number and kind of shares then subject to subscription by employees under the Plan shall be equitably and appropriately adjusted.

13. Administration.

(a) The Board of Directors of the Company shall appoint an Employee Stock Purchase Plan Committee composed of at least two persons who shall be employees of the Company, but who are not required to be Directors of the Company. The Committee shall have the sole and exclusive authority to administer the Plan. The Committee may prescribe rules and regulations from time to time for the administration of the Plan, may make exceptions to such rules and regulations and to the provisions set forth in the Plan, and may decide questions which may arise with respect to its interpretation or application.

(b) All shares purchased under the Plan shall be purchased in accordance with applicable state and federal securities laws such that the shares, when purchased, will be freely tradable by the respective Employees purchasing such shares, subject to the restriction imposed by Section 8 of the Plan. The Committee may establish procedures and restrictions in its discretion to ensure compliance with applicable securities laws.

14. Term of Plan. Unless sooner terminated as provided in paragraph 15, the Plan shall commence on satisfaction of the condition of paragraph 17 and shall terminate at such time as all shares reserved for issuance under the Plan pursuant to paragraph 5 have been issued. No additional rights to purchase shares shall be granted under the Plan at any such time as all shares reserved for issuance hereunder are subject to outstanding rights to purchase shares. Notwithstanding anything in the Plan to the contrary, if (i) the Company is merged or consolidated with another corporation, and the Company is not a surviving corporation or (ii) the Company is liquidated or dissolved, then the Plan shall immediately terminate and all rights to purchase stock hereunder to the extent not then exercised shall cease and become void.

15. Amendment or Termination. The Board of Directors of the Company shall have the right to amend, modify, or terminate the Plan at any time without notice. Upon termination, all rights to purchase stock hereunder to the extent not then exercised shall cease and become void.

16. Notices.

(a) All notices or other communications by an employee to the Company under or in connection with the Plan shall be deemed to have been duly given when actually received by the Secretary of the Company or when actually received in the form specified by the Company at the locations, or by the person, designated by the Company for the receipt thereof.

(b) All notices or other communications by the Company to an employee under or in connection with the Plan shall be deemed to have been duly given by the Company to the employee if hand delivered to the employee or delivered to the employee’s location of employment, or if sent by U.S. mail to the residence or business address of the employee as reflected on the books of the Company or to such other address as the employee may designate from time to time by notice given in accordance with the provisions in paragraph 16(a).

17. Condition Precedent to Effectiveness. The Plan shall become effective upon the adoption of the Plan by the Board of Directors of the Company and subsequent approval by the stockholders of the Company at the 2009 annual meeting of stockholders. If the Plan is not so approved, the Plan shall be deemed not effective and all amount contributed by employees shall be returned.

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